UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
     UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

                         Commission File Number 33-82650


                              GENMAR HOLDINGS, INC.
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             (Exact name of registrant as specified in its charter)


   100 SOUTH FIFTH STREET, SUITE 2400, MINNEAPOLIS, MINNESOTA, (612) 339-7600
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                   13 1/2% SENIOR SUBORDINATED NOTES DUE 2001
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            (Title of each class of securities covered by this Form)


                                      NONE
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  |X|                    Rule 12h-3(b)(1)(i)  |X|
Rule 12g-4(a)(1)(ii) |_|                    Rule 12h-3(b)(1)(ii) |_|
Rule 12g-4(a)(2)(i)  |_|                    Rule 12h-3(b)(2)(i)  |_|
Rule 12g-4(a)(2)(ii) |_|                    Rule 12h-3(b)(2)(ii) |_|
                                            Rule 15d-6           |X|


Approximate number of holders of record as of the certification or notice date:  2
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   Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  November 13, 1997         By:  /s/ Roger R. Cloutier, II
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                                 Roger R. Cloutier, II, Executive Vice President
                                 and Chief Financial Officer